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                                                                    EXHIBIT 7.1


                       [PIPER & MARBURY L.L.P. LETTERHEAD]



                                 August 2, 1996



Redwood Trust, Inc.
591 Redwood Highway, Suite 3100
Mill Valley, California 94941

Dear Sirs:

         We have acted as special Maryland counsel in connection with the registration by Redwood Trust, Inc., a Maryland corporation (the "Company"), for offering by the Company of an aggregate of 875,000 shares of the Company's Class B _____% Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Preferred Stock"), plus up to an additional 131,250 shares of the Company's Preferred Stock subject to the exercise of an over-allotment option to be granted by the Company (collectively, the "Shares").

         You have requested our opinion as to whether (i) there is any restriction upon the surplus of the Company available for payment of dividends on any outstanding capital stock of the Company solely by reason of the fact that the liquidation preference of the Preferred Stock exceeds the par value of such shares and (ii) any remedy is available to the holders of Preferred Stock before or after payment of any dividend solely because such dividend would reduce the surplus of the Company to an amount less than the amount by which the liquidation preference of the Preferred Stock exceeds the par value of such shares.

         This opinion is delivered in accordance with the requirements of Item 601(b)(7) of Regulation S-K under the Securities Act of 1933 (the "Securities Act").

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Registration Statement on Form S-11 relating to the Shares and filed with the Securities and Exchange Commission (the "Commission") under the Securities Act on July 18, 1996 (Registration No. 333-08363) (together with all exhibits and amendments thereto filed with the Commission, the "Registration Statement"), (ii) the Charter of the Company, as amended to date (the "Charter"), (iii) Articles Supplementary to the Charter which have been
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August 2, 1996
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prepared by the Company for filing with the Maryland State Department of
Assessments and Taxation to establish the terms of the Preferred Stock (the "Articles Supplementary"), (iv) the By-Laws, as amended, of the Company and (v) resolutions of the Board of Directors of the Company relating to the issuance and sale of the Shares and the filing of the Registration Statement (the "Resolutions"). We have also examined such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.

         In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the conformity of final documents in all material respects to the versions thereof submitted to us in draft form, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies, and that all public records reviewed are accurate and complete. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon written statements and representations of officers of the Company.

         The Articles Supplementary provide that upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, out of the assets available for distribution to stockholders, the Preferred Stock shall be entitled to receive, in preference to any payment on the Common Stock of the Company, not less than $25.00 per share (the "Liquidation Preference") plus any previous cumulative dividend unpaid. In the event the assets of the Corporation are insufficient to pay the entirety of such amount required to be paid to the Preferred Stock, the entire remaining assets shall be paid to the holders of Preferred Stock, and the holders of Common Stock shall receive nothing. For purposes of the Articles Supplementary, a liquidation, dissolution or winding up is not deemed to include a consolidation or merger of the Company with one or more corporations, a sale or transfer of all or substantially all of the Company's assets, or a statutory share exchange.

         There is no provision in the Charter which purports to restrict the surplus of the Company by reason of the excess of the Liquidation Preference over the par value of the Preferred Stock. The Maryland General Corporation Law ("MGCL") gives recognition to the concepts of par value and capital surplus and provides for an allocation to capital surplus of any consideration received for capital stock in excess of its par value. MD. CORPS. & ASS'NS CODE ANN. Section 2-303(a). The MGCL allows a corporation to apply any part of its capital surplus for the reduction or elimination of a corporate deficit arising from a loss, however incurred, or from diminution in the value of the corporation's assets, but only after earned surplus is exhausted, or for any other proper corporate purpose,
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Redwood Trust, Inc.
August 2, 1996
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provided that an appropriate disclosure is made to the corporation's stockholders in its next annual report. MD. CORPS. & ASS'NS CODE ANN. Section 2-304. However, the payment of dividends by a Maryland corporation is not specifically tied to or limited by surplus. Section 2-311 of the MGCL controls the declaration and payment of dividends by a Maryland corporation and provides in pertinent part as follows:

            (a) In general. - No distribution may be made if, after giving effect to the distribution:

              (1) The corporation would not be able to pay indebtedness of the corporation as the indebtedness becomes due in the usual course of business; or

              (2) The corporation's total assets would be less than the sum of the corporation's total liabilities plus, unless the charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

         Neither the Charter nor the Articles Supplementary have a provision which would override Section 2-311(a)(2) of the MGCL. Accordingly, Section 2-311(a)(2) places a restriction on the payment of dividends which is based in part upon the Liquidation Preference. While this constitutes a restriction on the payment of dividends which is directly related to the Liquidation Preference, it is not a restriction imposed by virtue of the excess of the Liquidation Preference over the par value of the Preferred Stock. Moreover, we are not aware of any applicable provisions of the Constitution of the State of Maryland nor any controlling Maryland case law which would suggest that surplus would be restricted by the excess of the Liquidation Preference over the par value of the Preferred Stock.

         Based upon the foregoing, and limited in all respects to applicable Maryland law, we advise you that, in our opinion, Maryland law imposes no restrictions upon surplus merely by reason of the excess of the Liquidation Preference over the par value of the Preferred Stock. Accordingly, no remedy should be available to the holders of the Preferred Stock before or after payment of any dividend, solely because such dividend would reduce the surplus of the Company to an amount less than the amount of such excess, assuming that such dividend is paid in accordance with the provisions of the MGCL, the Charter and the Articles Supplementary.
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Redwood Trust, Inc.
August 2, 1996
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         The opinions expressed above are limited to the law of Maryland and concern only the effect of the laws (excluding the effect of applying principles of conflict of laws) of the State of Maryland as currently in effect except that no opinion is expressed regarding the securities or "blue sky" laws of the State of Maryland. We hereby consent to the filing of this opinion with the Commission as Exhibit 7.1 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Registration Statement.

         All of the opinions set forth herein are rendered as of the date hereof, and we assume no obligation to update such opinions or advise you of any changes in our opinions to reflect facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur.

                                       Very truly yours,